CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$34,344,330(2)	$3,935.86

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Calculated on the basis of 3,434,433 each having a $10 principal amount per unit.

Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement ARN-1 dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The ARNs are being issued by Barclays Bank PLC (“Barclays”). The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. There are important differences between the ARNs and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and beginning on page S-10 of product supplement ARN-1. The ARNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$34,344,330.00
Underwriting discount (1)	$0.20	$686,886.60
Proceeds, before expenses, to Barclays Bank PLC	$9.80	$33,657,443.40

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

Merrill Lynch & Co.
November 2, 2011

3,434,433 Units

Accelerated Return Notes®

Linked to the NYSE Arca Gold Miners Index,

due January 11, 2013

$10 principal amount per unit

Term Sheet No. 50

Barclays Bank PLC

Pricing Date November 2, 2011

Settlement Date November 9, 2011

Maturity Date

January 11, 2013

CUSIP No. 06741L732

Accelerated Return Notes®

The ARNs have a maturity of approximately 14 months

The ARNs provide 3-to-1 upside exposure to increases in the level of the NYSE Arca Gold Miners Index, subject to a cap of 33%

1-to-1 downside exposure, with no downside limit

Payment of the Redemption Amount at maturity is subject to the credit risk of Barclays Bank PLC

No periodic interest payments

No listing on any securities exchange

ARNs are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. ARNs are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction.

Enhanced Return

Summary

The Accelerated Return Notes® Linked to the NYSE Arca Gold Miners Index, due January 11, 2013 (the “ARNs”) are senior unsecured debt securities of Barclays Bank PLC. The ARNs are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs, including any repayment of principal, will be subject to the credit risk of Barclays. The ARNs provide a leveraged return for investors, subject to a cap, if the level of the NYSE Arca Gold Miners Index (the “Index”) increases from the Starting Value of the Index to the Ending Value of the Index. Investors must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the ARNs

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	NYSE Arca Gold Miners Index (Bloomberg symbol: “GDM”)
Starting Value:	1660.16, the closing level of the Market Measure on the pricing date.
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described on page S-24 of product supplement ARN-1.

Capped Value:	$13.30 per unit of the ARNs, which represents a return of 33% over the Original Offering Price.
Participation Rate:	300%
Maturity Valuation Period:	January 2, 2013, January 3, 2013, January 4, 2013, January 7, 2013, and January 8, 2013.
Joint Calculation Agents:	Barclays and MLPF&S
Fees Charged:	The public offering price of the ARNs includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.001 per unit more fully described on page TS-7.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-3

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the ARNs at maturity, based on the Participation Rate of 300% and the Capped Value of $13.30 (a 33% return). The green line reflects the returns on the ARNs, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value and term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the ARNs. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and the term of your investment. The following examples do not take into account any tax consequences from investing in the ARNs.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the ARNs; and

▪	the total rate of return to holders of the ARNs.

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the securities included in the Index, which you would otherwise be entitled to receive if you invested in those securities directly.

The table and examples are based on the Participation Rate of 300% and the Capped Value of $13.30 (per unit).

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the ARNs
50.00		-50.00%	$5.00		-50.00%
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
92.00		-8.00%	$9.20		-8.00%
94.00		-6.00%	$9.40		-6.00%
96.00		-4.00%	$9.60		-4.00%
98.00		-2.00%	$9.80		-2.00%
100.00	(1)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
104.00		4.00%	$11.20		12.00%
106.00		6.00%	$11.80		18.00%
108.00		8.00%	$12.40		24.00%
110.00		10.00%	$13.00		30.00%
111.00		11.00%	$13.30	(2)	33.00%
120.00		20.00%	$13.30		33.00%
130.00		30.00%	$13.30		33.00%
140.00		40.00%	$13.30		33.00%
150.00		50.00%	$13.30		33.00%

(1)

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 1660.16, which was the closing level of the Index on the pricing date. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-8.

(2)	The Redemption Amount cannot exceed the Capped Value of $13.30 per unit of the ARNs.

Accelerated Return Notes®	TS-4

Example 1 — The Ending Value is 80% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00

$10 ×	(80.00)	= $8.00
100

Redemption Amount (per unit) = $8.00

Example 2 — The Ending Value is 102% of the Starting Value:

Starting Value:	100.00
Ending Value:	102.00

$10 +	[	$10 × 300% ×	(102.00 – 100.00)	]	= $10.60
100.00

Redemption Amount (per unit) = $10.60

Example 3 — The Ending Value is 150% of the Starting Value:

Starting Value:	100.00
Ending Value:	150.00

$10 +	[	$10 × 300% ×	(150.00 – 100.00)	]	= $25.00
100.00

Redemption Amount (per unit) = $13.30 (The Redemption Amount cannot be greater than the Capped Value.)

Accelerated Return Notes®	TS-5

Risk Factors

There are important differences between the ARNs and a conventional debt security. An investment in the ARNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections beginning on page S-10 of product supplement ARN-1 and page S-6 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the securities included in the Index.

▪	Payments on the ARNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the ARNs.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

The costs of developing, hedging, and distributing the ARNs described on page TS-7 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result, the price at which you may sell the ARNs in any secondary market may be significantly lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the ARNs. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the ARNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	Your return on the ARNs may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the ARNs.

▪

While we, MLPF&S and our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the ARNs and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the ARNs are uncertain, and may be adverse to a holder of the ARNs. See “Material U.S. Federal Income Taxation Considerations” below on Page TS-11 and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement ARN-1.

Additional Risk Factors

All of the securities included in the Index are concentrated in one industry.

All of the securities included in the Index are issued by companies in the gold and silver mining industry. As a result, the securities that will determine the performance of the ARNs are concentrated in one industry. Although an investment in the ARNs will not give holders any ownership or other direct interests in the securities included in the Index, the return on an investment in the ARNs will be subject to certain risks similar to those associated with direct equity investments in the gold and silver mining industry. Accordingly, by investing in the ARNs, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The Index is not necessarily representative of the gold and silver mining industry, and a limited number of Index components may materially affect its level.

While the securities included in the Index are common stocks and American Depositary Receipts (“ADRs”) of companies generally considered to be involved in various segments of the gold and silver mining industry, the securities included in the Index may not follow the price movements of the entire gold and silver mining industry generally. If the securities included in the Index decline in value, the Index will decline in value even if security prices in the gold and silver mining industry generally increase in value. In addition, as of the pricing date, six of the securities included in the Index constituted 56.33% of the total weight of the Index; and any reduction in the market price of those securities are likely to have a substantial adverse impact on the level of the Index and the value of the ARNs.

There is no direct correlation between the value of the ARNs or the level of the Index, on the one hand, and gold and silver prices, on the other hand.

Although the price of gold or silver is one factor that may influence the performance of the securities underlying the Index, the ARNs are not linked to the gold or silver spot prices or to gold or silver futures. There is no direct linkage between the level of the Index and the prices of gold and silver. While gold and silver prices may be one factor that could affect the prices of the securities included in the Index and, consequently, the level of the Index, the ARNs and the Redemption Amount are not directly linked to the movement of gold and silver prices and may be affected by factors unrelated to those movements. Investing in the ARNs is not the same as investing in gold or silver, and you should not invest in the ARNs if you wish to invest in a product that is linked directly to the price of gold or silver.

Accelerated Return Notes®	TS-6

NYSE Arca, Inc. (“NYSE Arca”) the sponsor and compiler of the Index, retains significant control and discretionary decision-making over the Index and is responsible for decisions regarding the interpretation of and amendments to the Index rules, which may have an adverse effect on the level of the Index, the market value of the ARNs and the Redemption Amount on the maturity date.

NYSE Arca is the compiler of the Index and, as such, is responsible for the day-to-day management of the Index and for decisions regarding the interpretation of the rules governing the Index. NYSE Arca has the discretion to make operational adjustments to the Index and to the Index components, including discretion to exclude companies that otherwise meet the minimum criteria for inclusion in the Index. In addition, NYSE Arca retains the power to supplement, amend in whole or in part, revise or withdraw the Index rules at any time, any of which may lead to changes in the way the Index is compiled or calculated or adversely affect the Index in another way. Any of these adjustments to the Index or the Index rules may adversely affect the level of the Index, the market value of the ARNs and the Redemption Amount on the maturity date. The Index sponsor has no obligation to take the needs of any buyer, seller or holder of the ARNs into consideration at any time.

The performance of the securities underlying the Index may be influenced by gold and silver prices.

To the extent the price of gold or silver has a limited effect, if any, on the prices of the securities included in the Index, gold prices and silver prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors.

Investor Considerations

You may wish to consider an investment in the ARNs if:

▪	You anticipate that the level of the Index will increase from the Starting Value to the Ending Value.

▪	You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the ARNs will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the securities included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the ARNs.

The ARNs may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the ARNs to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the securities included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the ARNs.

Accelerated Return Notes®	TS-7

Supplement to the Plan of Distribution and Role of MLPF&S

We will deliver the ARNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ARNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The ARNs will not be listed on any securities exchange. In the original offering of the ARNs, the ARNs will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the ARNs. Under our distribution agreement with MLPF&S, MLPF&S will purchase the ARNs from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.001 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the ARNs are structured and resulting obligations hedged. The fees charged reduce the economic terms of the ARNs. Actual profits or losses from hedging transactions may be more or less than this amount. In entering into hedging arrangements for the ARNs, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities, and conflicts of interest, see “Risk Factors—General Risks Relating to ARNs” beginning on page S-10 and “Use of Proceeds” on page S-21 of product supplement ARN-1.

If you place an order to purchase the ARNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the ARNs, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the ARNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Accelerated Return Notes®	TS-8

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including http://www.nyse.com/about/listed/lcddata.html?ticker=GDM, http://indices.nyx.com/sites/indices.nyx.com/files/gdm_rule_book_v1.1.pdf and http://www.amex.com/othProd/prodInf/OpPiIndComp.jsp?Product_Symbol=GDM. We are not incorporating by reference these websites or any material included on those websites in this term sheet. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the Index. NYSE Arca, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of NYSE Arca discontinuing publication of the Index are discussed in the section entitled “Description of ARNs—Discontinuance of a Market Measure” beginning on page S-29 of product supplement ARN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The Index includes common stocks or ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or quoted on the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Index

The Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the Index was set at 500.00 on December 20, 2002. which is the index base date. The Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

Index Maintenance

The Index is reviewed quarterly to ensure that at least 90% of the Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. Components will be removed from the Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share weight of each component security) will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Index;

(2)	the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and

(3)	the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Index may not account for more than 50% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Index, then all stocks greater than 20% of the Index are reduced to represent 20% of the value of the Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the Index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the final index weight. The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will

Accelerated Return Notes®	TS-9

be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the Index composition and/or the component security weights in the Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share weight of each component security in the Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Index, the Index divisor may be adjusted to ensure that there are no changes to the Index level as a result of nonmarket forces.

Accelerated Return Notes®	TS-10

Index Weight of Each Index Component

As of the pricing date, the Index included 29 companies. The following table presents the Index weight for each of the Index components based on publicly available information on the pricing date.

Company	Percentage of Index Weighting
Barrick Gold Corporation	16.40%
Goldcorp Inc.	13.37%
Newmont Mining Corporation	10.69%
AngloGold Ashanti Limited	5.67%
Kinross Gold Corporation	5.31%
Gold Fields Limited	4.89%
Randgold Resources Limited	4.59%
Eldorado Gold Corporation	4.52%
Yamana Gold Inc.	4.50%
Compania De Minas Buenaventura S.A.	4.49%
Silver Wheaton Corp.	4.30%
IAMGOLD Corporation	3.71%
Agnico-Eagle Mines Limited	3.01%
Harmony Gold Mining Company Limited	2.57%
New Gold Inc.	2.49%
Royal Gold, Inc.	1.77%
Pan American Silver Corp.	1.36%
AuRico Gold Inc.	1.23%
Coeur D’alene Mines Corporation	1.02%
Hecla Mining Company	0.76%
Silver Standard Resources Inc.	0.66%
Minefinders Corporation Ltd.	0.53%
Nevsun Resources Ltd.	0.47%
Seabridge Gold Inc.	0.45%
Aurizon Mines Ltd.	0.43%
Great Basin Gold Ltd.	0.29%
Golden Star Resources Ltd.	0.23%
Tanzanian Royalty Exploration Corporation	0.17%
Vista Gold Corp.	0.12%

Accelerated Return Notes®	TS-11

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through October 2011. We obtained this historical data from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg, L.P. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the ARNs. On the pricing date, the closing level of the Index was 1660.16.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Before investing in the ARNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

NYSE Arca and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering. We have entered into a sublicense agreement with MLPF&S with respect to the Index. The license agreement between NYSE Arca and MLPF&S provides that the following language must be stated in this term sheet:

“‘NYSE Arca Gold Miners Index’ is a service mark of NYSE Euronext or its affiliates (“NYSE Euronext”) and is being used with the permission of NYSE Euronext. NYSE Euronext in no way sponsors, endorses, or is otherwise involved in the transactions specified and described in this document (“Transaction”). NYSE Euronext makes no representations or warranties regarding Barclays or the ability of the NYSE Arca Gold Miners Index to track general stock market performance.

NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE ARCA GOLD MINERS INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Accelerated Return Notes®	TS-12

Material U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the ARNs are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-35 of product supplement ARN-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement ARN-1, this section applies to you only if you are a U.S. holder (as defined in product supplement ARN-1) and you hold your ARNs as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ARN-1 (for example, if you did not purchase your ARNs in the initial issuance of the ARNs).

The U.S. federal income tax consequences of your investment in the ARNs are uncertain and the Internal Revenue Service could assert that the ARNs should be taxed in a manner that is different than described below. Pursuant to the terms of the ARNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARNs as a pre-paid cash-settled executory contract with respect to the Index. If your ARNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ARNs. Such gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your ARNs should be treated in the manner described above. This opinion assumes that the description of the terms of the ARNs in this term sheet is materially correct.

As discussed further in product supplement ARN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the ARNs, possibly with retroactive effect.

For a further discussion of the tax treatment of your ARNs as well as possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement ARN-1 and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the ARNs, you should also examine the discussion in “Risk Factors—General Risks Relating to ARNs—Significant aspects of the U.S. federal income tax treatment of the ARNs are uncertain” beginning on page S-17 of product supplement ARN-1. You should consult your tax advisor as to the possible alternative treatments in respect of the ARNs.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ARNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ARNs.

Accelerated Return Notes®	TS-13

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-1 dated May 27, 2011:

http://sec.gov/Archives/edgar/data/312070/000119312511153078/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

Accelerated Return Notes®	TS-14